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                                                                    EXHIBIT 99.2

                        SOURCE INTERLINK COMPANIES, INC.
                       FINAL TRANSCRIPT OF CONFERENCE CALL
                           APRIL 18, 2005, 4:30 PM EDT

Operator:       Good afternoon, ladies and gentlemen, and welcome to today's
                Source Interlink fourth quarter earnings conference call. At this time all lines have been placed on the listen-only mode and the floor will be open for questions following today's presentation. It is now my pleasure to turn the call over to your host, Mr. Michael Cimini. Sir, you may begin.

Michael Cimini: Thank you. Before we begin Source Interlink's fourth quarter and year-end conference call, I would like to remind everyone that some of the information in this conference call may contain forward-looking statements within the meaning of federal security laws. When used on this call words such as anticipates, may, will, believes, intends, expects, and similar expressions are intended to identify such forward-looking statements. Because these forward-looking statements involve certain risks and uncertainties actual results and timing of events could differ on a material basis from those discussed herein. Factors that could cause or contribute to such differences include, but are not limited to, the risks and uncertainties as discussed in reports previously and subsequently filed by Source Interlink with the Securities and Exchange Commission.

                With that out of the way, I would now like to introduce Leslie Flegel, Source Interlink Chairman and Chief Executive Officer. Leslie, the floor is yours.

Leslie Flegel:  Thank you, Michael. Good afternoon, everyone. We have just concluded an extraordinary year in fiscal '05. One year ago we reported $333 million in revenues for fiscal '04. Today, we have trailing revenues on a pro forma basis of more than $1.3 billion and with the inclusion of the Chas. Levy transaction, which is expected to close in early May, we would have trailing revenues approximating $1.7 billion.

                Last year at this time we stated we would enter the mainstream magazine distribution business by transporting our direct model used for the specialty market as a test to determine if we could do this effectively and profitably. With expectations of picking up a few hundred stores, we gain what is now approximately 1,000 stores which was been---which was serviced 100% using a third-party shipper. Mid-year we had the opportunity to acquire Empire News in Buffalo, New York; a traditional wholesaler, who like most wholesalers, was losing money. We wanted to see if we could, in fact, build a hybrid system that utilized both traditional truck delivery service and high density inner city locations to service high volume stores while switching lower volume stores in outlying areas to third party service.

                The initial results of these programs was so successful that our pretax profit percentage in all of Interlink actually increased to 6.8% from 6.7% for the year despite the absorption of all the startup expenses associated with this activity. Empire actually made approximately 5% pretax profit in the first full quarter we owned the company and is anticipated to make more than 7% this fiscal year. We have now concluded we can expand in the mainstream market confident of success.

                We also purchased PROMAG, a rebate management company we have been trying to acquire for years. As stated in earlier releases, this transaction opened up relationships with major retail customers located in the western United States. We finalized the purchase of worldwide media which positioned the Company as a major factor in the international import/export magazine market.

                In November we announced the acquisition of Alliance entertainment corporation. For an equal number of shares we received an established company with revenues almost tripling ours, pretax profits exceeding ours by more than 50% and the capacity to increase our revolving line of credit from $50 million to what is now $250 million, up from the previously announced $200 million to meet requests from the bank's indication and to secure additional funding in anticipation of the Chas. Levy transaction.

                These number do not include do not include the effect of an identified $12 million in cost saving synergies and the potential profits to be gained from join marketing efforts which have already begun to bear fruit in just the first month of combined ownership. I will discuss the Levy transaction, our strategy and market plan and give preliminary guidance for this year after Marc Fierman presents financial results. Marc?

Marc Fierman:   Thank you, Leslie, and good afternoon to you all. Source has just completed its most successful year ever, recording a pro forma 24.2% increase in continuing pretax income over last year on a 12.9% increase in

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          revenue from continuing operations. And at the same time successfully completed a secondary stock offering, integrated the acquisitions of Empire News and PROMAG, completed the merger with Alliance and negotiated new financing for the Company. In addition, we dealt with and met the challenges of complying with section 404 of the Sarbanes-Oxley act, which turned out to be more difficult and expensive than we originally envisioned, particularly for a Company that is continually evolving. I will discuss some of these events in more detail later on.

          I will first review the pro forma results from continuing operations of Source and Alliance, both combined and individually for the year and the fourth quarter. Alliance is presented on a calendar-year basis and is unaudited. We expect their audit to be completed shortly. The actual merger took place February 28, 2005. Please note that during the fourth quarter the Company sold Deyco, a component of the magazine segment. Deyco was a supplier of magazines to secondary wholesalers and was not part of our core magazine business. The results of its operations are shown as a discontinued operation in our filings and have been removed from the pro forma presentation that follows.

          Pro forma earnings per share of Source for the fourth quarter are $0.24 cents and the year $0.70 cents; calculated on 25.5 million diluted shares for the quarter and 24.8 million shares for the year on an annualized tax rate of 14.6%. Diluted shares outstanding increased 22% for the quarter and 24.6% for the year. On a pro forma basis combined Source and Alliance earnings per share utilizing the Source effective tax rate for comparative purposes and 52.8 million diluted shares for the quarter and 48.2 million diluted shares for the year, would have resulted in pro forma combined earnings from continuing operations of $0.40 cents per share in the quarter and $0.87 cents per share for the year. The actual effective tax rate for the year is lower - - Alliance's actual tax rate is lower than Source's due to its accounting treatment of its tax loss carry forward.

          Source's earnings per share for the quarter had benefited from the elimination of allowances of our tax assets relating to net operating loss carry forwards and reduced our effective tax rate to 14.6% compared to the prior year tax rate of 26.5%. This benefit was offset by unexpectedly higher costs to achieve compliance with Sarbanes-Oxley and the interest and consolidation course related to acquisitions that were not added back to our pro forma results. Net of these additional costs, the lower tax rate added approximately $0.04 cents per diluted share. The elimination of the tax allowance was determined to be appropriate due to our improved operating results, three years of historical operating profits and the improved outlook for future operating results, which are generally the determining factors under established accounting procedures.

          I will now run through the pro forma results from continuing operations. Compared to fourth quarter last year, Source and Alliance combined revenue increased 8% to $407.7 million, and for the year increased 11.5% to $1.3 billion. Revenue for Source in the quarter increased 38.3 % to 96.8 million, and for the year increased 12.9% to
          356.6 million. Revenue excludes 13.4 and $17.3 million of revenue from Deyco for the last two years. Revenue for Alliance in the quarter increased 1.1% to $310.9 million, and for the year increased 10.9% to $942.9 million.

          Combined gross profit of Source and Alliance in the fourth quarter increased 18.5% to 70.6 million from 59.6 million, and for the year increased 16.3% to 230.2 million from 197.9 million. Gross profit of Source in the fourth quarter increased 37.7% to 26.3 million from $19.1 million last year, and increased 13.7% to 97.8 million from 86 million last year. Gross profit of Alliance in the fourth quarter increased 9.4% to 44.3 million from 40.5 million. And for the year increased 18.3% to 132.4 million from 111.9 million. Combined gross profit margins in the fourth quarter for Source and Alliance increased to 17.3% from 15.8%, and for the year increased to 17.7% from 17%. Gross profit margins in the fourth quarter for Source decreased to 27.2% from 27.3%, and for the year increased to 27.4% from 27.2%. Gross profit margins in the fourth quarter for Alliance increased to 14.2% from 13.2%, and for the year increased to 14% from 13.2%.

          Combined SG&A expenses for Source and Alliance in the fourth quarter as a percentage of sales increased to 10.3% from 9.6%, and for the year increased to 12% from 11.5%. SG&A expenses for Source in the fourth quarter as a percentage of sales decreased to 15.9% from 17.6%, and for the year decreased to 15.5% from 16%. SG&A expenses for Alliance in the fourth quarter as a percentage of sales increased to 8.5% from 7.7%, and for the year increased to 10.7% from 9.9%.

          Compared to fourth quarter last year combined operating income of Source and Alliance increased -- excuse me compared to fourth quarter last year combined operating income of Source and Alliance increased 13.9%

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          to 22.9 million, and for the year operating income increased 14.1% to
          53.5 million. Fourth quarter combined operating margins were 5.6% and for the year were 4.1%. Operating income for Source during the fourth quarter increased 50% to 5.1 million from 3.4 million and for the year increased 13.1% to 21.6 million from 19.1 million. Source's fourth quarter operating margins were 5.3% and for the year were 6.1%. Alliance's operating income in the fourth quarter increased 6.6% to
          17.8 million from 16.7 million. And for the year increased 14.7% - - increased 14.7% to 31.9 million from 27.8 million. Alliance's fourth quarter operating margins were 5.7% and for the year were 3.4%.

          Combined pretax income of Source and Alliance in Q4 increased 13.1% to
          22.4 million and increased 20.3% to 52.8 million for the year. Pretax income for Source in Q4 increased 62.1% to 4.7 million and increased 24.2% to 20.5 million for the year. Alliance pretax income in Q4 increased 4.7% to 17.7 million and increased 17.9% to 32.3 million for the year. Combined Source and Alliance earnings before interest taxes, depreciation and amortization, EBITDA increased 18.3% to 27.8 million for the quarter which exceeded our previous guidance of 18 to 20 million and increased 17.2% to 69.4 million for the year. Source EBITDA in Q4 increased 37.5% to 6.6 million and increased 16.7% to
          13.1 million for the year. Alliance EBITDA in Q4 increased 13.4% to
          21.2 million and increased 19.9% to 42.7 million for the year.

          To recap the annual combined pro forma results, revenue for continuing opps from Source: 356.6 million, excluding 13.4 million from Deyco.
          Alliance: 942.9 million. Combined: 1.3 billion.

          Gross profit from Source: 97.8 million. Alliance: 132.4 million.
          Combined: 230.2 million.

          Operating income for Source: 21.6 million. Alliance: 31.9 million.
          Combined: 53.5 million.

          Pretax income for Source: 20.5 million. Alliance: 32.3 million.
          Combined: 52.8 million.

          Pro forma EBITDA from continuing opps for Source: 26.7 million.
          Alliance: 42.7 million. Combined: 69.4 million.

          Combined pro forma cash provided by operating activities during the fourth quarter was $69.9 million and for the year $33.9 million. Cap Ex for the quarter was 5.3 million and 14.1 million for the year. Combined pro forma free cash flow for the quarter was approximately
          64.4 million and 19.8 million for the year. Pro forma cash provide by Source operating activities during the fourth quarter was $11.4 million and for the year $10.5 million.

          CapEx for the quarter was 3.1 million and 7.1 million for the year. Added back to Source's operating cash flow was 2.2 million for the quarter and 19.6 million for the year representing the cash effect of a change in payment terms from a large customer; in exchange for the more liberal payment terms the Company received a long-term contract and improved pricing. The bulk of the cash effect has been during the year while the benefits of the contract continue beyond.

          Pro forma cash provide by Alliance operating activities during the fourth quarter was 58.5 million and $23.4 million for the year, which is consistent with the seasonality of the business, and this trend is expected to continue as the Company builds up inventory prior to the holiday season. CapEx for the quarter was 2.2 million and 7 million for the year.

          On February 28th the Company entered into a six year $200 million revolving line of credit with Wells Fargo Foothill subsequently amended to 250 million to provide additional liquidity of fund the planned purchase of Levy. The loan is secured by eligible accounts receivable and certain inventory. Currently interest is charged at prime plus zero or LIBOR plus two point as well as a quarter point unused line fee. Most recently the loan balance was approximately $30 million for the combined Company. The Company is still on schedule to accomplish cost synergies associated with the merger of $12 million by the end of the second year after closing as described on the November 2004 conference call. To date we have made progress regarding insurance, freight, systems, marketing, finance and distribution. We will update progress on future conference calls.

          The following events occurred during the year and are not reflected in the Source pro forma annual fourth quarter events or Alliance's. During the first quarter the Company recorded a $1.5 million charge for the

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          write-off of deferred loan costs when a loan was repaid. Also during the first quarter the Company closed its Mylan, Ohio, magazine distribution facility and relocated it into our existing Harrisburg, Pennsylvania facility and recorded a relocation charge of 1.6 million.

          During the fourth quarter the Company consolidated its San Diego, California, and Kent, Washington, magazine distribution centers into Carson City, Nevada. As a result, the Company recorded a relocation charge in the fourth quarter of approximately $470,000. Also, during the fourth quarter, the Company ceased wired display manufacturing operations in Philadelphia, Pennsylvania. The facility was our least productive and overlapped our Brooklyn, New York, manufacturing operation. The three remaining plants will be in Vancouver, British Columbia, Rockford, Illinois, and Brooklyn, New York. The Company believes these remaining plants can absorb the business from the Philadelphia facility without any disruption of service to our customers. As a result of that decision the Company took a charge for the closing costs incurred during the fourth quarter of approximately $360,000.

          Also during the fourth quarter the Company recognized a $1.1 million loss on the sale of an office building located in North Carolina that it no longer needed. Alliance's unaudited results include adjustments to eliminate operations that were phased out prior to the acquisition as well as merger related costs.

          I will now review Source's segment year-end by quarter and year for magazine, In-Store and Wood. Revenue from continuing operations for the magazine segment in Q4 increased 46.7% to 78.8 million and for the year increased 17.5% to $280.2 million. Revenue for the In-Store Service division in Q4 increased 14.6% to 14.1 million and decreased 7.8% for the year to 54.1 million. The decrease in In-Store revenue can be attributed to weakness in wired display manufacturing which was down approximately 15% or $6 million for the year.

          Revenue for Wood manufacturing in Q4 decreased 4.9% to $3.9 million and for the year increased 19.8% to 22.4 million. Beginning with the first quarter of fiscal 2006, Wood manufacturing will be reported as a component of In-Store Services. Gross profit margins in the fourth quarter for magazine fulfillment were 24.5% compared to 26.6% last year and for the year with 24.8% compared to 22. - - 24.7% last year. Gross profit margins in the fourth quarter for In-Store Services were 49.6% compared to 35.8% last year and for the year were 45.8% compared to 42.1% last year.

          Gross profit margins in the fourth quarter for Wood manufacturing was 0 compared to 9.8% for the year - - compared to 9.8% and for the year 15.6% compared to 12.8% last year. Historically fourth quarter is slow for Wood and is the period that it retools for next year's borders production and consequently takes on less profitable jobs than the rest of the year. Operating margins in Q4 for magazine were 6.3% and 6.6% for the year. Operating marks for Q4 for In-Store Services were 33.3% and 29.4% for the year. Operating margins in Q4 for Wood manufacturing were negative 7.7% and positive 10.3% for the year.

          It should be noted that Alliance has historically reported its highest revenue and earnings during the fourth quarter which coincides with the holiday shopping season. The fourth quarter for Alliance could easily account for almost one third of annual revenue and half of its annual earnings and EBITDA. Due to the seasonality in Alliance, we anticipate Source Interlink's consolidated earnings skewing significantly to the fourth quarter.

          On the Sarbanes-Oxley front, specifically section 404, the Company has received an unqualified opinion from our auditors concurring with Management's assessment that no material weaknesses existed at year end. The Company accomplished this without utilizing the 45 day extension of time that was available to us for our auditors to render their opinion. Additionally, we have begun the process of getting Alliance section 404 compliant and will do the same for Levy. We believe that our experience meeting this requirement at Source will make the process smoother and more predictable as it rolls out into Alliance and Levy. Additionally, this year we expect our combined effective tax rate to be 40% excluding the effects of the non-deductible amortization of intangible charge.

          For comparison purposes, combined annual pro forma earnings per share at a 40% effective tax rate for the years ended January 31, 2005 and 2004 would have been $0.61 cents and $0.57 cents respectively calculated on 52.1 million and 46.6 diluted shares.

          I will now turn the call back to Leslie.

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Leslie Flegel:  Thank you, Marc. Home entertainment content products collectively represents about $80 billion in annual sales and led by the very strong surge of the DVD market is the fastest growing category in retail stores. Once we complete the Chas. Levy transaction our Company will be equipped to create new market opportunities and capture market share in all four of the major product lines that comprise our portfolio.

                We are the only group to our knowledge that supplies all segments of home entertainment content products from the most complete of inventories of books, magazines, DVDs, and CDs at the lowest shipping rates with next day or second day delivery. We will have the capacity to provide more than 4,000 trained people at store level, and we possess the most sophisticated systems for tracking sales from scanned based data. We do not believe any company in this segment of the business is better financed, nor has stronger relationships with the retailing community. It is for this reason we feel now that our principle growth over the next few years will be organic and will take form in new cross-selling opportunities such as placing DVDs at the checkouts and through the gain of market shares illustrated by recent announcements are being in more than 900 grocery stores for DVD sales at the checkout and 400 Kmarts for music distribution. The Kmart business resulted from a 38 store test which also demonstrates that we are good at what we do.

                We recently announced our signing a letter of intent to acquire the Chas. Levy Circulating and an agreement to enter into a ten year sub-contracting agreement with Levy home entertainment, one of the largest book suppliers in the United States. The rationale for the Levy transaction is as follows: We gained $370 million in magazine sales in the mainstream which creates critical mass and opens new distribution opportunities and strengthens existing distribution in major retail accounts such as Wal-Mart, Safeway, Walgreen's and Albertson's. We add magazine service to 9200 additional stores of which two-thirds are chain owned. That provides field marketing and service from a 2500 trained field force in-house plus gains access to the 1500 person field force of the book company. We intend to utilize this service availability for all product lines. It completes the consortium of our portfolio of products by providing a book solution.

                Levy's special long standing relationship create the opportunity to expand DVDs and CDs into the stores they are currently providing book and magazine service to. Possibly most important of all we will gain terrific management through this deal just as we did through the Alliance transaction. There is no more respected in the magazine industry than Carol Kloster Levy's current CEO. We are honored that Carol, who had many options, chose to agree to a five-year contract with our Company. Levy is a very well run company and we will learn a great deal about the mainstream market from the outstanding executive staff joining us from the oldest , most established magazine distributor in America.

                For the first 7 months of this year Levy has had slightly positive EBITDA. We stated all along that a new system that primarily reduces costs is required to create profitability. Our initial analysis indicates there is approximately $17 million in identifiable synergy savings. Approximately $10 million will come from route reconfiguration and the rest from SG&A savings. We plan to move Primary Source our mainstream operation into the Levy operation. We anticipate, therefore, $410 million in sales in the mainstream market.

                There are more than 5,000 stores in the current client list of Levy that are in their immediate service area with whom they do not service currently. These stores collectively do more than $400 million in wholesale sales. In addition the same retail companies operate stores outside the immediate service area with sales of more than $1 billion. We feel a goal of gaining an additional $200 million in sales from this opportunity is reasonable in the near future. We expect mainstream magazine distribution to be neutral for the remainder of this year and potentially to make a substantial contribution to profits in fiscal '07, our next fiscal year.

                As indicated by recent announcements, we have instituted an aggressive sales and marketing plan to develop markets and gain market share. Besides the most recent successes there are additional sales developments that have occurred or are about to take place that have not yet been announced due to waiting for clearance from the retailer. Marc Fierman stated that our tax rate is expected to be 40% going forward. The pro forma EBITDA for the year just ended was $69,400,000, and revenues were $1.3 billion. This fiscal year we will report pro forma revenues for 12 months for both Source Interlink companies and Alliance Entertainment and 9 months for Chas. Levy. On that basis we estimate revenues to be between 1.7 and $1.9 billion and EBITDA to be between 85 and $90 million. $85 million in EBITDA approximately equates to $0.75 per share at a 40% tax rate.

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                Earnings per share will continue to be pro forma because there will be additional one-time consolidation costs through the course of the year , and there is a fixed ongoing nondeductible, noncash charge, of $7.4 million resulting from the amortization of intangible assets relating to the Alliance transaction. We will continue to exclude that fixed number in our pro forma results. Going forward we will report results on a consolidated basis.

                The guidance I have just given is based where the Company is at this moment. There are many potential positive developments that could still affect this year. We will continue to update guidance on a quarterly basis.

                We are confident we have a very strong management team in place to achieve our strategic plan to grow our business. We are proud that we met the requirements to become 404 compliant with no material weaknesses in our corporate procedures. We are initiating a number of exciting marketing and promotional programs at store level. While we have become efficient at getting product to the store, we now need to do what it takes to make sure it sells once it is there. We will identify some of those exciting initiatives in future calls. The events of the past 12 months exceeded all expectations. I cannot imagine any company could be more activity-oriented and motivated than we are at this point. I will now open the floor for questions.

Operator:       [Operator Instructions] Thank you, the first question is coming from Bob Labick of CJS Securities.

Bob Labick:     Good afternoon.

Leslie Flegel:  Hi, Bob.

Bob Labick:     Hi. One question. Wanted to ask regarding Levy; could you tell us how their balance sheet is or if you are bringing on any debt with them or any other obligation or how that will stand?

Leslie Flegel:  Yes, we will be absorbing some of their publisher debt they have on the books. We are in the process of through due diligence which is still taking place determining what that is.

Bob Labick:     Okay, and of the - - just of the 85 to 90 million in EBITDA that you gave for the year and nine months Levy - - is Levy break even in that or where is Levy?

Leslie Flegel:  Yes. I think I said that we expect them to be neutral. We have clearly identified the savings in bringing these companies together, and I think we have demonstrated historically that we are pretty good at doing that. The issue is how fast we can move.

Bob Labick:     Great, and then two other quick things. One on the Kmart

                announcement. Do you currently sell magazines into those stores or is that?

Leslie Flegel:  Levy does. Levy sells magazines into about 400 plus Kmart stores.

Bob Labick:     Okay, great and the overlap is the same?

Leslie Flegel:  No, they're not. They are different, which is interesting.

Bob Labick:     So there is an opportunity potentially.

Leslie Flegel:  Yes.

Bob Labick:     Great. And then one last, nonoperational, question. With the new shares listed for the Alliance acquisition there will be periodic lock-ups going forward and I was wondering what your stance was. I know you have a reasonably large revolver going forward, and if the opportunity were there would Source
                Interlink buy back those shares from [IPO] or any of the other shareholders?

Leslie Flegel:  That is a good question. Well, first of all, the answer is that we do have a large line of credit. And we really don't have candidly any significant or really any acquisitions planned at this moment. As I mentioned we expect our growth to principally be organic going forward. Having said that, the answer is, yes, we could have an interest in that if that makes sense at the time and the pricing was reasonable we absolutely would.

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Bob Labick:     Great. Well, congratulations on all the announcements. I'll get back if queue.

Leslie Flegel:  Thank you.

Operator:       Thank you. Our next question is coming from Andrew Jeffrey of
                Needham.

Andrew Jeffrey: Good afternoon.

Leslie Flegel:  Hi, Andrew.

Andrew Jeffrey: Marc, a question for you. These results are sort of fairly impenetrable. Could you help me out on a couple levels? One is, could you quantify the Sarbanes-Oxley expenses in the quarter and also reconcile the GAAP P&L to the pro forma income from continuing operations number net of taxes that you reported in the quarter?

Marc Fierman:   Andrew, I think that is something I would be happy to do with you, but I think I'm not going do that right now on the line.
                But I will tell you this, the effect of the expenses vis-a-vis on an annual basis vis-a-vis the tax benefit is about $0.04 cents per share. I think I stated that in my presentation. In terms of reconciling the GAAP right now to the pro forma I think we could do that at another time.

Andrew Jeffrey: Okay. That's a pretty critical exercise, Marc. So, maybe we can do that today. Does the pro forma include your expenses under Sarbanes-Oxley or does it add - -

Marc Fierman:   No, no, no. Let me explain that. The only thing that was
                excluded from the pro forma were the items that I mentioned previously which were the plant closing costs, the relocation and the sale of the building. The costs associated with the - - those extra costs that we talked about were not pro formaed out of the number. They are in the reported operating results.

Andrew Jeffrey: They are in the $4.3 million pro forma number.

Marc Fierman:   That's correct.

Leslie Flegel:  Yes, Andrew, let me answer this. Let me make a further comment.
                All we're saying is that the Sarbanes-Oxley cost that was over and above which frankly I'll tell you I don't mind saying it was about a $1 million more than originally anticipated. Which we think is less than most companies but it was still something that we didn't anticipate. So, basically what Marc did is take the benefits and subtract the negatives that weren't anticipated and came up with the differential.

Andrew Jeffrey: Okay.

Marc Fierman:   Hey, Andrew, I am going to - - I am going to try to get that answer for you before the call is over, okay? I'll try to lay it out. I understand that you need that.

Andrew Jeffrey: Thank you.

Marc Fierman:   Thank you.

Operator:       Thank you. We have our next question coming from Richard Keim of
                Kensington.

Richard Keim:   Good afternoon. Leslie could you sort of go into I got on the call a little late but Levy had sales I think you mentioned of 370 million for last year. What were the causes for it not to be profitable?

Leslie Flegel:  I will be glad tell you about that. Dick, it is really what I have been saying all along from the very beginning about this business; that you can't service stores on a regional basis with truck delivery service to low volume stores. And Levy and the other wholesalers in the business - - Levy is very well run. It can't make money with the system they are in. And those other wholesalers don't have the bulk weight that we have because we are in the specialty market where 100% of it is shipped via third-party freight; either UPS or, in our case, FedEx.

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                What happened is that the bulk weight that we have has brought the cost of distribution way down and it - - it is unbelievable when you look at the numbers, which I'm not prepared to release publicly, but when you look at the numbers of the difference between what is costs to us get a magazine to a store as opposed to what a costs a traditional wholesaler to do it, and they just don't have the luxury of switching over because, you know, now combined with Alliance, you know, we are talking hundreds of pounds - - hundreds of millions of pounds of shipping to every zip code in the country.

                That is a great edge we have in terms of being able to operate more efficiently, so that is why, because when you are driving trucks all over the place you can't make money doing the business. When you can drive in the inner city in Chicago or Philadelphia or Buffalo, New York, you can but many of their accounts are 50, 100, 150 miles away and to drive a truck back and forth to service those accounts, particularly if they are not profitable, just doesn't work. That is why they realized they needed to do something because they just keep running into the same blank wall all these other people are doing.

Richard Keim:   Had it been losing money for a long period of time?

Leslie Flegel:  Yes.

Richard Keim:   You had one operation I'm trying to think of the name it that you bought that has truck delivery.

Leslie Flegel:  Yes, Buffalo, the Empire News.

Richard Keim:   Right, yes. But, that is a profitable operation, right?

Leslie Flegel:  Well, again, here's what we did. It wasn't. They were losing money when we bought them. It's very profitable. As I mentioned we made money first quarter we took them over. We made 262 million on 5.4 or something like that volume. And we hadn't even completed the changes yet which are now done. It is simply because we were able to roll their infrastructure into ours, consolidate it into ours, eliminate their distribution center in Buffalo, New York. We do all of the tying up for their product in Harrisburg.

                We ship to depots and for the major city, the major inner city accounts that do a lot of volume, we do traditional truck service only they're picked up at a depot and we deliver it - - we deliver it to their stores so we converted 30% of their accounts and 70% of their volume to truck delivery. We maintain truck delivery, but 70% of the accounts only did 30% of the volume we converted to third-party shipping and it just made all the difference.

Richard Keim:   Can you anticipate not this year but moving out a year or so to get that type of - - those type of margins for Levy?

Leslie Flegel:  Yes absolutely, I mean, first of all if you - - we achieved the
                $17 million in the synergies without even picking up additional volume and that pretty well gets it pretty close to those margins. And we feel we can pick - - as I mentioned we think that combined with the very strong marketing staffs and sales staff both companies have in retail relationships, we can pick up a few hundred million dollars more in business and what we proved at IPD is when you - - when you cut costs and add business into an existing infrastructure it has a very dramatic effect.

                You know, we just told you that we made 6.8% pretax profit in our magazine distribution company. You know, I can't ever remember any magazine distribution company making that kind of money, ever, that I can recall. So, you know, it is about the system.

Richard Keim:   Thank you. And congratulations.

Leslie Flegel:  Thank you.

Marc Fierman:   This is Marc jumping back in. This is for Andrew or anybody else, too. There is a reconciliation in the press release between pro forma and GAAP, but I'll just quickly run through it. For the year ended January 31st '05 for Source: we had continuing - - income from continuing operations net of taxes of 13,062,000. Relocation charges of 2,000,180. Write-off of deferred financing costs 1,000,277 Loss on sale of property.
                959. These

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

                are tax affected. Pro forma 17,000,478. If anybody needs to see that information we - - I believe we did spell it out in the press release.

Leslie Flegel:  Okay.

Operator:       Thank you. Our next question is coming from Andrew Meister of
                Stifel Nicolaus.

Andrew Meister: Hi, guys. How are you?

Leslie Flegel:  Hi, Andrew, how are you doing?

Andrew Meister: We are doing real well here. Congratulations on all your accomplishments this fiscal year.

Leslie Flegel:  Thank you.

Andrew Meister: I have just a couple of questions. One is regarding Alliance and I just want to make sure I'm reading everything correctly; first is it looks like the revenues grew quite substantially for the year. But that the fourth quarter's revenue growth for the Alliance business by itself was a little bit slower than maybe one would have thought. Yet in the fourth quarter the operating profit was up pretty dramatically. Can you walk through the mechanics of what is happening there?

Leslie Flegel:  Yes, I can. During the course of the year. Mid year or so , I'm not sure exactly when it happened, Alliance was servicing an account that the account and Alliance mutually decided, because of pricing, not to go forward and it was a fairly substantial amount of business. So that business was - - it didn't - - none of that business in sales took place in the fourth quarter. On the other hand, the efficiencies of operations were such that they were able to operate more profitably.

Marc Fierman:   Let me say something to that. There was -- there was between a
                10 and $15 million effect in year-over-year fourth quarter sales due to the loss of this customer. But what has happened is that Source has increased - - Source - - excuse me Alliance increased the level of business they do what's called: VMI, vendor managed inventory. And when they do VMI they sell at higher gross margins.

                But equally important to know is that that because VMI - - the company manages the inventory at the retailer, they have to pay for a field force so it drives up the SG&A expenses and as you might have noticed the SG&A expenses as a percentage of sales did go up year-over-year even though the overall operating income increased. If you take the loss of the customer, the increase in sales in the VMI business and the runup of the merchandising costs it kind of explain what happened there.

Leslie Flegel:  Now, what has happened is that as announced, you know, with the
                Kmart business which is a very substantial piece of business and other business which has not yet been announced, they will easily replace the business that they lost and it will be much more profitable business than what they lost.

Andrew Meister: Certainly. Certainly. Is there a core growth rate that is happening in the business at this point that you can speak to?

Leslie Flegel:  A growth rate, you say?

Andrew Meister: Sort of a ballpark.

Leslie Flegel:  Yes, I can. Actually I'm glad you asked that question, because we get the question about the music business and the DVD business all the time. First of all, the DVD sales business is up over $20 billion from the standing start ten years ago. And is really not competitive to rental business which, by the way, Pay-Per-View on TV is a rental business. So Pay-Per-View TV will hurt the rental business. It will not hurt the DVD sales business, and the dramatic thing that is happening in DVD sales is that there is a proliferation of new product coming into the DVD format like television syndications and so on and so forth.

                So, the anticipated sales growth by all estimates that we've ever seen for the next five years is going to be as dramatic as any one has seen in home entertainment content product business. It is just unprecedented.

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                In any event, the music business sales are down, I don't
                remember exactly, but they are really down 1 or 2% over the previous year. That has really flattened out and people say what effect is the I-pods having on sales of CDs. Well, first of all, the I-Pod sales are in the hundreds of millions of sales and the CD business is still an $11 billion business. And has really stabilized in the last year.

                So it is currently down I think 1 or 2% from the previous year, but the big exciting element of it for us is that we only have a small percentage of that $11 billion market at retail, and we are aggressively going after market shares vis-a-vis the picking up of the Kmart business. Kmart was serviced for 52 years from the same company so the penetration of what is now 438 stores is really a pretty remarkable achievement. So we do feel that we can penetrate a good percentage of the $11 billion market that is sitting out there.

                Yes, it is - - we have a great combination of holding on to a flying product line like DVDs and we're going get our fair share of that and penetrate that market and at the same time have a great chance to penetrate market share of the CD business. Okay.

Andrew Meister: Okay. Thanks a lot, Leslie. One more follow-on and then I will let someone else go. And this relates to the guidance that you gave of I believe it was $0.75 cents.

Leslie Flegel:  What I said was that at a 40% tax rate. At 85 - - $85 million in
                EBITDA equates to $0.75 cents per share, and we anticipate that EBITDA will be based on what we have now in place will be between 85 and $90 million. Now, for purposes of calculating it takes about $900,000 or $1 million of pretax profit to create a penny a share, so you could do your own analysis on that, and we are still out there picking up a lot of business and we think some of it will have a material effect on this year, but I'm not going to put that into any guidance until we achieve it.

Andrew Meister: I understand. I'm just wondering how I should relate, and this may seem like a pretty basic question, but how I should relate the 7.4 million in [Amwart] to the baseline of $0.75 cent and then question follow-up on the [Amwart] is how long will it be around do you suspect?

Marc Fierman:   Let me ans - - let me just - - because the amortization is going to be about a $0.13 to $0.14 cents per year charge at our current share count and it's a 15 year amortization.

Andrew Meister: Very good.

Marc Fierman:   And Leslie stated earlier it is not tax affected so it flows straight through.

Andrew Meister: That squares me up. Thanks.

Operator:       Thank you. Our next question is coming from Jason Allen of
                Atlanta equity.

Jason Allen:    Hi, guys. Sorry to go back to this again. I just want to make sure that I have it clear, but the 85 million to 90 million
                EBITDA guidance and then the 85 that translates into $0.75 cents; is that excluding the amortization of intangibles?

Leslie Flegel:  Yes.

Jason Allen:    It is excluding it?

Leslie Flegel:  Yes, I - - for purposes of keeping apples to apples so to speak we have excluded that. It is a constant number for 15 years.

Jason Allen:    Yes.

Leslie Flegel:  It is 7.4 million for the next 15 years so, you know, you can treat it any way you want but I am talking about what the performance - - and it is noncash. Were it cash I might look at it a little differently but it is a noncash item. So, from my perspective we are giving guidance to what the operational performance of the Company will be.

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

Jason Allen:    Okay. And it looks like if I sort of back into sort of what
                EBITDA margin you are using relative to what the EBITDA margin was for the pro forma results for fiscal '05; it looks like you are assuming a flat to maybe down EBITDA margin at the low end of that range. Can you comment on that relative to, you know - -

Leslie Flegel:  That is because you've got 400 million - - will have $300 million of sales in Levy this year that probably won't produce any EBITDA, positive EBITDA to speak of.

Jason Allen:    And in that 300 million would be included in the low end of the revenue range of 1.7 billion?

Leslie Flegel:  It would be - - yes, that's correct.

Jason Allen:    Okay. So that seems fairly conservative. If you look out Levy of
                300 million you'd be left with 1.4 billion on the low end which basically could be flat or up slightly versus the pro forma numbers?

Leslie Flegel:  No, $85 million would be $15 million over the pro forma numbers from last year.

Jason Allen:    I mean.

Leslie Flegel:  We did 1.3 billion and made 69.4 million in EBITDA, and I'm saying on somewhere - - you're talking about the revenue number being conservative?

Jason Allen:    Yes, I'm talking about the revenue number because if you take out the effect of Levy you would be left with 1.4 billion on the low end of your guidance range, and that would compare to 1.3 billion.

Leslie Flegel:  I think it is very conservative.

Jason Allen:    So that is only up 8 % so that seems pretty conservative
                relative to the organic growth rate you have been experiencing in the magazine and CD and DVD business.

Leslie Flegel:  Don't you think it is better to be conservative?

Jason Allen:    [laughter] I do. I'm just trying to make sure I understand it.
                And the second question is you said I think when you announced the Alliance merger that you identified 12 million in pretax cost synergies. Is the impact of that - - I mean is that included in your guidance?

Leslie Flegel:  A portion of it is - - only a portion.

Jason Allen:    Only a portion because it is going to happen over a couple of years. Is that correct?

Leslie Flegel:  That's correct.

Jason Allen:    Okay. Now, does that 12 million or some portion thereof that is included in your guidance for this year is there any freight savings included in that or is that just basically in - -

Leslie Flegel:  No, no, there are some freight savings but a small amount. I will say to you that we are receiving very encouraging news about our negotia - - reference our negotiations where freight is concerned so we probably, in our initial guidance of 12 billion, we probably understated what the effect of the freight would be in the positive - - understated it in the sense that it probably would be more beneficial than originally anticipated.

Jason Allen:    Okay. And then - - and then the last thing is Marc, I think you said that the business that Alliance basically, you know, voluntarily eliminated or let go during the year was 15 million in revenue is that right?

Marc Fierman:   In the fourth quarter.

Jason Allen:    In the fourth quarter, okay.

Marc Fierman:   Because the comment was that there was a - - that the gain in sales year-over-year was small and that is - - that is the main reason that it was impacted. It didn't - - those sales didn't reoccur in the last completed year.

Jason Allen:    Okay.

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Leslie Flegel:  They were in force about a year a go and they weren't in fourth quarter this year.

Jason Allen:    Okay, great. Okay, that makes sense. Thanks a lot.

Operator:       Thank you. Our final question is coming from Robert Skloff of
                Sidoti and Company.

Robert Skloff:  Good afternoon. Leslie, I guess the question is to you, just kind of taking the last question a step further when do you guys anticipate having a new contract or new terms with either FedEx or UPS and does, you know, the fact that oil prices are so much higher than they were year ago, how is that impacting it?

Leslie Flegel:  Okay. First of all, we are - - obviously we wouldn't delay that process. We are working on that furiously and have had a number of meetings so we do expect it to occur in the very near term. Actually we are negotiating it is not so much about the rates as the - - as that the conditions under which the rates are determined I guess is the best way to say that, and we are negotiating that which will be reasonably fixed and overall our
                - - our cost to do business based on what it is right now compared to what it would be next year will be based on the offers that we have received will be a substantial savings going forward than it was in the past regardless of what the cost of fuel is.

Robert Skloff:  Okay. Great. Last question. You guys haven't talked at all about expensing options or anything like that. So I'm just curious - - . I imagine that the $0.75 cent low end number that you have given for UPS does not include that. Is that a fair assume assumption?

Leslie Flegel:  Marc?

Marc Fierman:   Well, first of all there has been additional time given. But, that number takes into consideration any expense option - - any option - - any option expensings that we feel would have occurred during the year, so it is built in.

Robert Skloff:  Built in. Okay. Great. Thank you.

Leslie Flegel:  Thank you very much. I want to thank everybody for participating in the call. Obviously, we are pretty excited about the results and also excited by the way the Alliance transaction turned out. It is obviously extremely accretive to earnings and it's opened up all kinds of markets and opportunities for us, and the Alliance management team is outstanding so we are looking forward to a terrific year. We will keep you advised as to the various events that are taking place in the Company. You cannot even imagine the activity that is going on right now in the marketplace with us. And so it is truly exciting. Thank you again for your time spent with us.

Marc Fierman:   This is Marc. Again, if anybody has any additional questions please feel free to call our offices here and we will try to help you out. Thank you.

Leslie Flegel:  Okay.

Operator:       Thank you. This does conclude today's teleconference. Please disconnect all lines and have a great day.

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